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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-099565

        PROSPECTUS SUPPLEMENT NO. 2 TO PROSPECTUS DATED JANUARY 15, 2003
                                       OF
                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                                  RELATING TO
                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                          5% CONVERTIBLE SENIOR NOTES
    AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SENIOR NOTES

    This Prospectus Supplement supplements the Prospectus dated January 15, 2003 (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement.

1.  SELLING HOLDERS

    THE INFORMATION IN THE FOLLOWING TABLE SUPERSEDES IN PART AND SUPPLEMENTS THE INFORMATION IN THE RELEVANT SECTION IN THE PROSPECTUS.

                                                                                               SHARES OF
                                 AGGREGATE PRINCIPAL                                          COMMON STOCK
                                   AMOUNT OF NOTES         SHARES OF         SHARES OF     BENEFICIALLY OWNED
                                    BENEFICIALLY          COMMON STOCK      COMMON STOCK    AFTER COMPLETION
SELLING HOLDER                    OWNED AND OFFERED    BENEFICIALLY OWNED     OFFERED       OF THE OFFERING
--------------                   -------------------   ------------------   ------------   ------------------
Canyon Capital Arbitrage Master
  Fund, Ltd. (1)...............      18,600,000               764,173          764,173              0
Canyon Value Realization Fund
  (Cayman), Ltd.(2)............      25,420,000             1,044,370        1,044,370              0
Canyon Value Realization Mac
  18, Ltd. (RMF)(1)............       4,340,000               178,307          178,307              0
Canyon Value Realization Fund
  L.P.(1)......................      13,640,000               560,393          560,393              0
Cheyne Fund LP(3)..............       1,543,000                63,393           63,393              0
Cheyne Leveraged Fund LP(3)....         315,000                12,941           12,941              0
CIBC World Markets.............         200,000                 8,216            8,216              0
CIP Limited Duration
  Company(3)...................         270,000                11,092           11,092              0
CS Alternative Strategy
  Limited(3)...................         142,000                 5,834            5,834              0
HFR TQA Master Trust c/o TQA
  Investors, LLC(4)............       1,000,000                41,084           41,084              0
TQA Master Fund, LTD(4)........       1,500,000                61,626           61,626              0

------------------------

(1) Canyon Capital Advisers, LLC exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder. Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner are the partners of Canyon Capital Advisers, LLC.

(2) Joshua S. Friedman, Mitchell R. Julis and R. Christian B. Evenson exercise voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

(3) Akin Akinloye exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.
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(4) TQA Investors, LLC exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder. Bartholomew Tesoriero is the Chief Financial Officer of TQA Investors, LLC.

2.  PLAN OF DISTRIBUTION

    THE FOLLOWING SENTENCE SUPERSEDES IN PART AND SUPPLEMENTS THE INFORMATION IN THE SIXTH PARAGRAPH IN THE RELEVANT SECTION IN THE PROSPECTUS.

    The following selling holders are underwriters within the meaning of the Securities Act: Banc of America Securities, LLC, CIBC World Markets, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies & Company Inc., JP Morgan Securities, Inc., Lehman Brothers Inc., Salomon Smith Barney, Inc., UBS AG Cvt Prop, UBS Warburg LLC, Van Kampen Equity Income Fund and Weiss, Peck & Greer, LLC.
                            ------------------------

                 Prospectus Supplement dated February 18, 2003